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                                                                      EXHIBIT 2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is entered into by Kent Electronics Corporation, a Texas corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, formerly known as ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), effective as of March 21, 2001.

         WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of October 21, 1999 (the "Rights Agreement"), and all capitalized terms not defined herein shall have the meanings given to such terms in the Rights Agreement; and

         WHEREAS, the Company has entered into an Amended and Restated Agreement and Plan of Merger dated as of March 21, 2001 (the "Merger Agreement") with Avnet, Inc., a New York corporation ("Avnet"), under the terms of which the Company will be merged with and into Avnet and the separate corporate existence of the Company will thereupon cease (the "Merger"); and

         WHEREAS, Section 4.14 of the Merger Agreement provides that the Company shall take all necessary action, including, if required, amending the Rights Agreement so that the entering into of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby do not and will not result in a "Distribution Date" under the Rights Agreement; and

         WHEREAS, the Company has entered into an Amended and Restated Stock Option Agreement dated as of March 21, 2001 (the "Stock Option Agreement") with Avnet, under the terms of which the Company has granted to Avnet an option to acquire 2,863,474 shares of Common Stock; and

         WHEREAS, in order to facilitate the transactions contemplated by the Merger Agreement and Stock Option Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as provided herein pursuant to Section 27 of the Rights Agreement, which authorizes the Company and the Rights Agent, if the Company so directs, to supplement or amend any provision of the Rights Agreement without the approval of any holders of Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth the parties hereto agree as follows:

         1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

         "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include any Exempt Person; provided, however, that a Person shall not become an Acquiring Person if such Person, together with its Affiliates

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and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of (i) any action or transaction or series of related actions or transactions between the Company and such Person approved by the Board before such Person otherwise became an Acquiring Person or (ii) a reduction in the number of shares of Common Stock outstanding pursuant to a transaction or series of transactions approved by the Board, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person, unless the acquisition of such additional Common Stock would not result in such Person becoming an Acquiring Person by reason of clause (i) or (ii) above; and provided, further, that if the Board determines in good faith that a Person that would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (ii) such Person was aware of the extent of its beneficial ownership of Common Stock but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divests itself as promptly as practicable of beneficial ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement.

         In accordance with the first clause (i) in the immediately preceding paragraph and notwithstanding any provision of this Agreement to the contrary,
(1) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (2) neither Avnet nor any Affiliate or Associate of Avnet shall be deemed to have become an Acquiring Person, and (3) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any other rights pursuant to, this Agreement or any Rights issued hereunder solely by reason of (y) the approval, execution, delivery or performance by the Company and Avnet of the Merger Agreement or the Stock Option Agreement, or (z) the consummation of the transactions contemplated by the Merger Agreement (including the Merger) or the Stock Option Agreement; provided, however, that in the event Avnet or any Affiliate or Associate of Avnet becomes an Acquiring Person after the date hereof in any manner other than pursuant to the Merger Agreement or the Stock Option Agreement, the foregoing provisions of this paragraph (other than this proviso) shall not be applicable; and provided, further, that, notwithstanding
Section 27 of this Agreement and except to the extent that any supplement or amendment to this Agreement would constitute a breach of Section 4.14 of the Merger Agreement, any supplement or further amendment to this Agreement can, in the Company's discretion, have retroactive effect with respect to Avnet and its Affiliates or Associates, regardless of whether Avnet and its Affiliates or Associates consent, and regardless of whether the supplement or amendment has an adverse affect on Avnet or its Affiliates or Associates."

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         2.       Except as specifically provided herein, the Rights Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

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         IN WITNESS WHEREOF, the undersigned parties hereby execute this
Amendment on this 14th day of May 2001, and agree to be bound by this Amendment effective as of March 21, 2001.

ATTEST:                                  KENT ELECTRONICS CORPORATION


/s/ David R. Cobb                        /s/ Stephen J. Chapko
--------------------------------------   --------------------------------------
Name:   David R. Cobb                    Name:   Stephen J. Chapko
      --------------------------------         --------------------------------
Title:     Assistant Treasurer           Title:  Executive Vice President & CFO
        ------------------------------           ------------------------------




ATTEST:                                  MELLON INVESTOR SERVICES LLC,
                                         AS RIGHTS AGENT


/s/ Margaret Grubb                       /s/ Deodatt Lakeram
--------------------------------------   --------------------------------------
Name:   Margaret Grubb                   Name:   Deodatt Lakeram
      --------------------------------         --------------------------------
Title:   Assistant Vice President        Title:  Assistant Vice President
       -------------------------------          -------------------------------

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